Exhibit 99.1

CoTherix Licenses Exclusive Rights to Develop and Commercialize Oral and Inhaled Formulations of Fasudil for the Treatment of PAH and Stable Angina in North America and Europe from Asahi Kasei Pharma

South San Francisco, Calif. and Tokyo – June 28, 2006 — CoTherix, Inc., (Nasdaq: CTRX) and Asahi Kasei Pharma Corporation announced today that the companies have entered into an agreement granting CoTherix exclusive rights in North America and Europe to develop and commercialize oral and inhaled formulations of Fasudil, a rho-kinase inhibitor, for the treatment of pulmonary arterial hypertension (PAH). Additionally, CoTherix has acquired exclusive rights to develop and commercialize oral formulations of Fasudil for the treatment of stable angina in the same territories.

Under the terms of the agreement, CoTherix will make an upfront payment of $8.75 million to Asahi Kasei Pharma, plus development and revenue milestone payments and royalties on future products. CoTherix also has an option to develop Fasudil in North America and Europe for other potential indications using the licensed formulations with the exception of stroke and eye diseases.

“We believe that Fasudil, with its known mechanism of action and novel vasodilating and anti-proliferative properties, will have an important place in physicians’ treatment strategies for patients with PAH and stable angina,” said Donald J. Santel, Chief Executive Officer of CoTherix, Inc. “This agreement represents a significant development and commercial opportunity for CoTherix, as it will augment and extend our current efforts in PAH and gives us a solid platform upon which to expand our pipeline as a cardiovascular company. We expect our proven development and commercial capabilities to serve us well as we move forward with the clinical development of Fasudil.”

“Asahi Kasei Pharma sees this agreement as a wonderful opportunity to exploit the potential of Fasudil in the U.S. and European cardiovascular markets,” said Kei Oe, President of Asahi Kasei Pharma. “The compound’s already proven track record in Japan has given us confidence in its safety and efficacy as a rho-kinase inhibitor, and this collaboration will validate its ability to be a valuable therapeutic tool in the treatment of PAH and in stable angina. Together, we look forward to successfully developing Fasudil and introducing this unique and novel drug to the PAH and stable angina markets.”

About Rho-Kinase

The crucial role that rho-kinase plays in the pathophysiology of vascular diseases, such as pulmonary hypertension, stable angina, and atherosclerosis, has been established in preclinical and emerging clinical research over the last decade. In addition, results from in vitro and in vivo studies suggest that rho-kinase inhibitors, such as Fasudil, can reduce vasoconstriction and cell proliferation. An intravenous formulation of Fasudil was approved in June 1995 in Japan and is marketed by Asahi Kasei Pharma for the prevention of cerebral vasospasm in patients with subarachnoid hemorrhage.

CoTherix Financial Outlook

CoTherix currently expects 2006 sales, general and administrative and research and development expenses to be between $91 million and $98 million. This includes Fasudil acquired product rights of $8.75 million and non-cash stock option expenses under SFAS123(R) of between $8.0 and $9.0 million. The increase in expenses is substantially attributable to the upfront payment, additional investments in clinical trials and other costs related to the development of Fasudil. CoTherix expects total cash and cash equivalents and securities available-for-sale at the end of 2006 to be between $53 million and $63 million.

CoTherix will host a conference call to discuss the agreement with Asahi Kasei Pharma Corporation and to address investor questions. A live webcast of the conference call on Wednesday, June 28, 2006 at 6:00 a.m. Pacific Time can be accessed by visiting the Investor Relations section of CoTherix’s website at www.cotherix.com. In addition, investors and other interested parties can listen by dialing domestic: (800) 309-2906 or international: (706) 634-0903. The passcode for both domestic and international callers is 2209734. A replay of the conference call will be available until 9:00 p.m. Eastern Time on July 7, 2006 at the following numbers: domestic: (800) 642-1687 international: (706) 645-9291. The passcode for both domestic and international callers is 2209734. An archived webcast of the conference call will be available under the Investor Relations section of the company’s website at www.cotherix.com.

About PAH

Pulmonary arterial hypertension (PAH) is a chronic, progressive and often fatal disease, which is characterized by severe constriction and obstruction of the pulmonary arteries. This makes it difficult for the heart to pump blood through the lungs to be oxygenated. CoTherix estimates that PAH affects approximately 100,000 patients in the United States and Europe, with only about 30% diagnosed and under treatment. Its cause may be unknown, or result from other diseases that cause a restriction of blood flow to the lungs, including scleroderma, HIV and lupus. Symptoms of the disease include fatigue, shortness of breath on exertion, chest pain and dizziness. Left untreated, the median survival time following diagnosis may be as short as three years.

About Stable Angina

Stable angina is chest pain or discomfort that often occurs when the heart does not get enough blood. Stable angina may occur during exercise or emotional stress. Some people, such as those with a coronary artery spasm, may have stable angina at rest. An estimated 6.5 million individuals in the United States suffer from stable angina. CoTherix’s initial development strategy will be to focus on the estimated 900,000 patients who are not adequately treated with current therapies. Stable angina is a symptom of coronary artery disease, which is a leading cause of death in Western countries. It is believed that Europe has a similar prevalence and incidence for stable angina as the United States.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiovascular disease, including PAH and stable angina. CoTherix currently markets Ventavis Inhalation Solution in the United States for the treatment of pulmonary arterial hypertension (WHO Group I). CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a registered trademark of Schering AG. More information can be found at www.cotherix.com or www.4ventavis.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding the company’s expectations, beliefs, hopes, goals, plans, intentions, initiatives or strategies, including statements regarding its strategy and ability to capture the full commercial and therapeutic value of Fasudil for PAH and stable angina, the potential effect of Fasudil in treatment strategies, CoTherix’s ability to expand its pipeline, estimated numbers of patients with PAH and stable angina, Fasudil’s ability to be a valuable therapeutic tool and its potential to be successfully developed and launched. It also includes forward-looking statements regarding financial guidance for 2006 relating to the range of sales, general and administrative and research and development expenses, non-cash stock option expenses under SFAS123(R) and liquidity. All forward-looking statements included in this press release are based upon information available to CoTherix as of the date hereof, and the company assumes no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. CoTherix’s actual results and other events could differ materially from its expectations. Factors that could cause or contribute to such differences include, among other things, development and approval of the use of Fasudil for additional indications; patient market size and market adoption by physicians and patients; difficulties and delays in developing, testing, obtaining regulatory approval of, and producing and marketing Fasudil; competition from other pharmaceutical or biotechnology companies; and other factors discussed in the “Risk Factors” section of CoTherix’s most current Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission.

About Asahi Kasei Pharma Corporation

Asahi Kasei Pharma, headquartered in Tokyo, Japan, is a research-based healthcare innovator that discovers, develops, manufactures, and markets products for the pharmaceutical, pharmaceutical intermediate, diagnostics, biopharmaceutical/biological filtration, medical device, medical nutrition, and contact lens markets. Asahi Kasei Pharma is a wholly owned business unit of Asahi Kasei Corporation, a US$12 billion technology company that provides innovative, science-based solutions to a diverse range of markets including chemicals and plastics, apparel, housing and construction, healthcare, and electronics.